Exhibit (n)(3)

Consent of Trustee Nominee

Steadfast Alcentra Global Credit Fund, a Delaware statutory trust (the “Fund”), is filing Pre-Effective Amendment No.1 to the Registration Statement on Form N-2 with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common shares of beneficial interest of the Fund. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person who has been nominated to serve as a member of the board of trustees of the Fund in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Mitch Vance _

Name: Mitch Vance

Date: February 14, 2017